EXHIBIT 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
April 17, 2012

Simulations Plus Announces Next Quarterly Cash Dividend

Company declares cash dividend of $0.05 per share

LANCASTER, CA, April 17, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.05 per share to its shareholders will be distributed on Tuesday, May 8, 2012, for shareholders of record as of Friday, April 27, 2012.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “As we announced previously, the board of directors decided that an ongoing quarterly cash dividend is appropriate at this time. This next dividend distribution will be our second after the initial distribution in March of this year. As reported in our second quarter conference call on Tuesday, April 10, our cash position is now higher than it was prior to the last dividend distribution, therefore paying the dividend has not prevented us from adding cash to our balance sheet.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. We also provide a productivity tool called Abbreviate! for PCs as well as an educational software series for science students in middle and high schools known as FutureLab™. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market.  Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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